Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 and related Prospectus/Offer to Exchange of Salesforce.com, Inc. of our report dated February 22, 2019 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in Tableau Software, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2018. We also consent to the reference to us under the heading “Experts” in such Registration Statement and related Prospectus/Offer to Exchange.

/s/ PricewaterhouseCoopers LLP

Seattle, Washington

July 22, 2019